Exhibit 99.1

FARO Announces Fourth Quarter and Full Year 2024 Financial Results

•Q4 revenue of $93.5 million, at the upper end of our guidance range
•Q4 net loss of $1.0 million, or $(0.05) per share; Non-GAAP EPS of $0.50, at the high end of guidance range
•Significant improvement in cash flow, which results in positive Q4 and FY2024 cash flow from operations

LAKE MARY, FL, February 24, 2025 - FARO® Technologies, Inc. (Nasdaq: FARO), a global leader in 4D digital reality solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2024.
“We are proud to conclude the year with strong momentum, surpassing targets across all of our metrics in the fourth quarter and achieving a decade-high adjusted EBITDA margin of 18% along with our fifth consecutive quarter of positive operating cash flow," said Peter Lau, President & Chief Executive Officer. “2024 was a milestone year for FARO, marking our first double-digit adjusted EBITDA margin since 2018 and the first time in over a decade to exceed 11% adjusted EBITDA margins for the full year, driving a $29.6 million year-over-year increase in operating cash flow. As we enter 2025, we are confident that our multi-phase strategy, focused on operational excellence, organic growth, and strategic investments, positions us for sustained market leadership and long-term value creation for our shareholders."

Fourth Quarter 2024 Financial Summary
•Total sales of $93.5 million, down 5% year over year
•Gross margin of 56.7%, compared to 50.9% in the prior year period
•Non-GAAP gross margin of 57.4%, compared to 51.3% in the prior year period
•Operating expenses of $48.4 million, compared to $48.9 million in the prior year period
•Non-GAAP operating expenses of $39.9 million, compared to $41.3 million in the prior year period
•Net loss of $1.0 million, or $(0.05) per share compared to net income of $1.6 million, or $0.08 per share in the prior year period
•Non-GAAP net income of $9.5 million, or $0.50 per share compared to net income of $5.8 million, or $0.31 per share in the prior year period
•EBITDA of $8.2 million, or 8.8% of total sales compared to $3.7 million, or 3.7% of total sales in the prior year period

•Adjusted EBITDA of $16.7 million, or 17.9% of total sales compared to $11.9 million, or 12.1% of total sales in the prior year period
•Cash, cash equivalents & short-term investments of $98.7 million, compared to $88.9 million as of September 30, 2024.
* A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release. An additional explanation of these measures is included below under the heading “Non-GAAP Financial Measures”.
Full Year 2024 Financial Summary
•Total sales of $342.4 million, down 5% compared to the prior year period
•Net loss of $9.1 million, or $(0.47) per share compared to net loss of $56.6 million, or $(2.99) per share in the prior year period
•Non-GAAP net income of $18.5 million, or $0.97 per share compared to non-GAAP net loss of $9.9 million, or $(0.52) per share in the prior year period

Outlook for the First Quarter 2025
For the first quarter ending March 31, 2025, FARO currently expects:
•Revenue in the range of $77 to $85 million
•Gross margin in the range of 54.5% - 56.0%. Non-GAAP gross margin in the range of 55.0% - 56.5%
•Operating expenses in the range of $45.0 - $47.0 million. Non-GAAP operating expenses in the range of $38.5 - $40.5 million
•Net loss per share in the range of ($0.36) - ($0.16). Non-GAAP earnings per share in the range of $0.10 to $0.30
Conference Call
The Company will host a conference call to discuss these results on Monday, February 24, 2025, at 4:30 p.m. ET. Interested parties can access the conference call by dialing (800) 579-2543 (U.S.) or +1 (785) 424-1789 (International) and using the passcode FARO. A live webcast will be available in the Investor Relations section of FARO's website at: https://www.faro.com/en/About-Us/Investor-Relations/Financial-Events-and-Presentations
A replay webcast will be available in the Investor Relations section of the company's web site approximately two hours after the conclusion of the call and will remain available for approximately 30 calendar days.
About FARO
For 40 years, FARO has provided industry-leading technology solutions that enable customers to measure their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven reliable accuracy, precision, and immediacy. For more information, visit
www.faro.com.

Non-GAAP Financial Measures
This press release contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share, exclude the impact of purchase accounting intangible amortization expense and fair value adjustments, stock-based compensation, restructuring and other charges, and other tax adjustments, and are provided to enhance investors’ overall understanding of our historical operations and financial performance.

In addition, we present EBITDA, which is calculated as net income (loss) before interest (income) expense, net, income tax benefit (expense) and depreciation and amortization and fair value adjustments, and Adjusted EBITDA, which is calculated as EBITDA, excluding other (income) expense, net, stock-based compensation, and restructuring and other charges, as measures of our operating profitability. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net income (loss). We also present Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percent of total sales.

In our fourth quarter reporting, we have included non-GAAP total sales on a constant currency basis. The most directly comparable GAAP measure to total sales on a constant currency basis is total sales. We believe constant currency information is useful in analyzing underlying trends in our business and the commercial performance of our products by eliminating the impact of highly volatile fluctuations in foreign currency markets and allows for period-to-period comparisons of our performance. For simplicity, we may elect to omit this information in future periods if we determine a lack of material impact. To present this information, current period performance for entities reporting in currencies other than U.S. dollars are converted to U.S. dollars at the exchange rate in effect during the last day of the prior comparable period.

Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations using the same methodology that management employs in its review of the Company’s operating results. These financial measures are not recognized terms under GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP.

These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about the outlook for the first quarter of 2024, demand for and customer acceptance of FARO’s products, FARO’s product development and product launches, FARO's growth, strategic and restructuring plans and initiatives, including but not limited to the additional restructuring charges expected to be incurred in connection with our restructuring and integration plans and the timing and amount of cost savings and other benefits expected to be realized from the restructuring and integration plans and other strategic initiatives, and FARO’s growth potential and profitability. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•the Company’s ability to realize the intended benefits of its undertaking to transition to a company that is reorganized around functions to improve the efficiency of its sales organization and to improve operational effectiveness;
•the Company’s inability to successfully execute its strategic plan and our 2024 Restructuring Plan, including but not limited to additional impairment charges including existing leasehold improvements and/or higher than expected severance costs and exit costs, and its inability to realize the expected benefits of such plans;
•the effect of any changes in our executive management team and the loss of any of our executive officers or other key personnel, which may be impacted by factors such as our inability to competitively address inflationary pressures on employee compensation and flexibility in employee work arrangements, including the impact of our 2025 "return to office" policy;
•the outcome of any litigation to which the Company is or may become a party;
•loss of future government sales;
•potential impacts on customer and supplier relationships and the Company's reputation;
•development by others of new or improved products, processes or technologies that make the Company's products less competitive or obsolete;
•the Company's inability to maintain its technological advantage by developing new products and enhancing its existing products;
•declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;
•the effect of general economic and financial market conditions, including in response to public health concerns;
•assumptions regarding the Company’s financial condition or future financial performance may be incorrect;

•the impact of fluctuations in foreign exchange rates and inflation rates; and
•other risks and uncertainties discussed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 that will be filed with the SEC following this earnings release, and in other SEC filings.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Investor Contacts

FARO Technologies, Inc.
Matthew Horwath, Chief Financial Officer
+1 407-562-5005
IR@faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180
IR@faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Sales
Product	$73,885	$78,818	$260,194	$278,572
Service	19,650	20,022	82,233	80,259
Total sales	93,535	98,840	342,427	358,831
Cost of sales
Product	30,077	37,781	112,894	150,472
Service	10,377	10,773	42,380	43,360
Total cost of sales	40,454	48,554	155,274	193,832
Gross profit	53,081	50,286	187,153	164,999
Operating expenses
Selling, general and administrative	34,360	39,429	140,584	157,336
Research and development	11,428	9,238	40,056	41,806
Restructuring costs	2,568	263	3,184	15,393
Total operating expenses	48,356	48,930	183,824	214,535
Income (loss) from operations	4,725	1,356	3,329	(49,536)
Other (income) expense
Interest expense (income)	936	819	3,551	3,348
Other (income) expense, net	555	1,303	712	1,178
Loss before income tax	3,234	(766)	(934)	(54,062)
Income tax expense (benefit)	4,220	(2,354)	8,132	2,515
Net loss (income)	$(986)	$1,588	$(9,066)	$(56,577)
Net loss (income) per share - Basic	$(0.05)	$0.08	$(0.47)	$(2.99)
Net loss (income) per share - Diluted	$(0.05)	$0.08	$(0.47)	$(2.99)
Weighted average shares - Basic	18,938,561	18,961,632	19,151,551	18,917,778
Weighted average shares - Diluted	18,938,561	21,086,277	19,151,551	18,917,778

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$88,703	$76,787
Short-term investments	9,999	19,496
Accounts receivable, net	87,022	92,028
Inventories, net	32,121	34,529
Prepaid expenses and other current assets	30,326	38,768
Total current assets	248,171	261,608
Non-current assets:
Property, plant and equipment, net	18,767	21,181
Operating lease right-of-use asset	15,880	12,231
Goodwill	106,555	109,534
Intangible assets, net	44,133	47,891
Service and sales demonstration inventory, net	22,760	23,147
Deferred income tax assets, net	23,005	25,027
Other long-term assets	3,734	4,073
Total assets	$483,005	$504,692
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,336	$27,404
Accrued liabilities	27,735	29,930
Income taxes payable	6,736	5,699
Current portion of unearned service revenues	41,590	40,555
Customer deposits	4,989	4,251
Lease liability	4,474	5,434
Total current liabilities	112,860	113,273
Loan - 5.50% Convertible Senior Notes	70,267	72,760
Unearned service revenues - less current portion	19,886	20,256
Lease liability - less current portion	14,056	10,837
Deferred income tax liabilities	14,809	13,308
Income taxes payable - less current portion	1,485	5,629
Other long-term liabilities	32	23
Total liabilities	233,395	236,086
Commitments and contingencies
Shareholders’ equity:
Common stock - par value $0.001, 50,000,000 shares authorized; 20,916,723 and 20,343,359 issued; 18,954,956 and 18,968,798 outstanding, respectively	20	20
Additional paid-in capital	358,133	346,277
Accumulated deficit	(18,855)	(9,789)
Accumulated other comprehensive loss	(49,019)	(37,247)
Common stock in treasury, at cost - 1,961,767 and 1,376,220 shares held, respectively	(40,669)	(30,655)
Total shareholders’ equity	249,610	268,606
Total liabilities and shareholders’ equity	$483,005	$504,692

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
(in thousands)	2024	2023
Cash flows from:
Operating activities:
Net loss	$(9,066)	$(56,577)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	15,737	15,377
Stock-based compensation	11,689	17,833
Inventory write-downs	—	9,340
Asset impairment charges	—	5,707
Provision for bad debts, net of recoveries	957	1,030
Amortization of debt discount and issuance costs	507	450
Loss on disposal of assets	1,548	274
Provision for excess and obsolete inventory	1,118	2,361
Deferred income tax (benefit) and other non-cash charges	4,926	(26)
Change in operating assets and liabilities, net of acquisitions:
(Increase) decrease in:
Accounts receivable, net	(975)	(50)
Inventories	(2,773)	736
Prepaid expenses and other assets	6,988	3,387
(Decrease) increase in:
Accounts payable and accrued liabilities	(259)	4,421
Income taxes payable	(2,931)	(3,808)
Customer deposits	1,044	(2,533)
Unearned service revenues	3,344	2,786
Other liabilities	(1,225)	367
Net cash provided by (used in) operating activities	30,629	1,075
Investing activities:
Purchases of property and equipment	(5,842)	(6,817)
Purchases of short-term investments	(9,999)	(19,496)
Maturities of short-term investments	20,009	—
Cash paid for technology development, patents and licenses	(7,358)	(7,177)
Net cash used in investing activities	(3,190)	(33,490)
Financing activities:
Payments on capital leases	(155)	(154)
Repurchases of common stock	(10,014)	—
Cash settlement of equity awards	—	217
Proceeds from issuance of 5.50% Convertible Senior Notes, due 2028, net of discount, issuance cost and accrued interest	—	72,310
Repayment of 5.50% Convertible Senior Notes, due 2028	(2,685)	—
Payment of contingent consideration for business acquisition	—	(1,098)
Net cash (used in) provided by financing activities	(12,854)	71,275
Effect of exchange rate changes on cash and cash equivalents	(2,669)	115
Increase (Decrease) in cash and cash equivalents	11,916	38,975
Cash and cash equivalents, beginning of period	76,787	37,812
Cash and cash equivalents, end of period	$88,703	$76,787

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in thousands, except per share data)	2024	2023	2024	2023
Gross profit, as reported	$53,081	$50,286	$187,153	$164,999
Stock-based compensation (1)	383	364	1,468	1,335
Restructuring and other costs(2)	262	51	270	1,377
Non-GAAP adjustments to gross profit	645	415	1,738	2,712
Non-GAAP gross profit	$53,726	$50,701	$188,891	$167,711
Gross margin, as reported	56.7%	50.9%	54.7%	46.0%
Non-GAAP gross margin	57.4%	51.3%	55.2%	46.7%

Selling, general and administrative, as reported	$34,360	$39,429	$140,584	$157,336
Stock-based compensation (1)	(2,347)	(4,488)	(8,343)	(14,198)
Restructuring and other costs (2)	—	(1,067)	(3,453)	(2,273)
Purchase accounting intangible amortization	(388)	(634)	(1,555)	(2,658)
Non-GAAP selling, general and administrative	$31,625	$33,240	$127,233	$138,207

Research and development, as reported	$11,428	$9,238	$40,056	$41,806
Stock-based compensation (1)	(488)	(705)	(1,878)	(2,300)
Restructuring and other costs (2)	(1,948)	—	(1,948)	—
Purchase accounting intangible amortization	(688)	(475)	(2,777)	(2,016)
Non-GAAP research and development	$8,304	$8,058	$33,453	$37,490

Operating expenses, as reported	$48,356	$48,930	$183,824	$214,535
Stock-based compensation (1)	(2,835)	(5,194)	(10,221)	(16,498)
Restructuring and other costs (2)	(4,516)	(1,329)	(8,585)	(17,666)
Purchase accounting intangible amortization	(1,076)	(1,109)	(4,332)	(4,674)
Non-GAAP adjustments to operating expenses	(8,427)	(7,632)	(23,138)	(38,838)
Non-GAAP operating expenses	$39,929	$41,298	$160,686	$175,697

Income (loss) from operations, as reported	$4,725	$1,356	$3,329	$(49,536)
Non-GAAP adjustments to gross profit	645	415	1,738	2,712
Non-GAAP adjustments to operating expenses	8,427	7,632	23,138	38,838
Non-GAAP income (loss) from operations	$13,797	$9,403	$28,205	$(7,986)

Net (loss) income, as reported	$(986)	$1,588	$(9,066)	$(56,577)
Non-GAAP adjustments to gross profit	645	415	1,738	2,712
Non-GAAP adjustments to operating expenses	8,427	7,632	23,138	38,838
Income tax effect of non-GAAP adjustments	(1,824)	(2,056)	(5,356)	(10,852)
Other tax adjustments (4)	3,209	(1,738)	8,070	15,962
Non-GAAP net income (loss)	$9,471	$5,841	$18,524	$(9,917)

Net (loss) income per share - Diluted, as reported	$(0.05)	$0.08	$(0.47)	$(2.99)
Stock-based compensation (1)	0.17	0.28	0.61	0.94
Restructuring and other costs (2)	0.25	0.07	0.46	1.01
Purchase accounting intangible amortization and fair value adjustments	0.06	0.06	0.23	0.25
Income tax effect of non-GAAP adjustments (3)	(0.10)	(0.10)	(0.28)	(0.57)
Other tax adjustments (3)	0.17	(0.08)	0.42	0.84
Non-GAAP net income (loss) per share - Diluted	$0.50	$0.31	$0.97	$(0.52)

(1) We exclude stock-based compensation, which is non-cash, from the non-GAAP financial measures because the Company believes that such exclusion provides a better comparison of results of ongoing operations for current and future periods with such results from past periods.

(2) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. On February 7, 2023, our Board of Directors approved an integration plan (the “Integration Plan”), which is intended to streamline and simplify operations, particularly around our recent acquisitions and the resulting redundant operations and offerings. The Restructuring and other costs primarily consist of severance and related benefits. Substantially all of our planned activities under the Restructuring Plan and the Integration Plan are complete. On November 1, 2024, our Board of Directors approved a restructuring plan (the “2024 Restructuring Plan”), which is intended to support its strategic plan in an effort to improve operating performance and streamline and simplify operations, particularly around our redundant operations and underperforming countries primarily driven by economic and demand challenges in the manufacturing and construction sectors.
(3) The Income tax effect of non-GAAP adjustments is calculated by applying a statutory tax rate to Non-GAAP adjustments, including Stock-based compensation, Restructuring and other costs, non-recurring Inventory reserve charges, and Purchase accounting intangible amortization and fair value adjustments. In addition, when estimating our Non-GAAP income tax rate, we exclude the impact of items that impact our reported income tax rate that we do not believe are representative of our ongoing operating results, including the impact of valuation allowances we are currently recording in certain jurisdictions and certain discrete items such as adjustments to uncertain tax position reserves, as these items are difficult to predict and can impact our effective income tax rate. Specifically, Other tax adjustments during the twelve months ended December 31, 2024 were comprised of $2.4 million related to the impact of valuation allowance adjustments, $1.7 million related to equity based compensation book to tax differences, and $4.0 million related to the impact of Income tax effect of non-GAAP adjustments and the effect of deferred adjustments, Global intangible low-taxed income ("GILTI") and Prepaid tax on intercompany profit. In 2023, Other tax adjustments during the twelve months ended December 31, 2023 were comprised of $9.2 million related to the impact of valuation allowance adjustments, $2.1 million related to equity based compensation book to tax differences, and $4.7 million related to the impact of Income tax effect of non-GAAP adjustments and the effect of deferred adjustments, Global intangible low-taxed income ("GILTI") and Prepaid tax on intercompany profit.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Net (loss) income	$(986)	$1,588	$(9,066)	$(56,577)
Interest expense, net	936	819	3,551	3,348
Income tax expense (benefit)	4,220	(2,354)	8,132	2,515
Depreciation and amortization and fair value adjustments	4,028	3,649	15,737	15,377
EBITDA	8,198	3,702	18,354	(35,337)
Other expense, net	555	1,303	712	1,178
Stock-based compensation	3,218	5,557	11,689	17,833
Restructuring and other costs (1)	4,778	1,380	8,855	19,043
Adjusted EBITDA	$16,749	$11,942	$39,610	$2,717
Adjusted EBITDA margin (2)	17.9%	12.1%	11.6%	0.8%

(1) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. On February 7, 2023, our Board of Directors approved an integration plan (the “Integration Plan”), which is intended to streamline and simplify operations, particularly around our recent acquisitions and the resulting redundant operations and offerings. The Restructuring and other costs primarily consist of severance and related benefits. Substantially all of our planned activities under the Restructuring Plan and the Integration Plan are complete. On November 1, 2024, our Board of Directors approved a restructuring plan (the “2024 Restructuring Plan”), which is intended to support its strategic plan in an effort to improve operating performance and streamline and simplify operations, particularly around our redundant operations and underperforming countries primarily driven by economic and demand challenges in the manufacturing and construction sectors.

(2) Calculated as Adjusted EBITDA as a percentage of total sales.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
KEY SALES MEASURES
(UNAUDITED)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Total sales to external customers as reported
Americas (1)	$40,563	$42,535	$158,311	$167,269
EMEA (1)	32,922	33,657	108,418	108,298
APAC (1)	20,050	22,648	75,698	83,264
	$93,535	$98,840	$342,427	$358,831

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Total sales to external customers in constant currency (2)
Americas (1)	$41,425	$42,678	$159,990	$167,889
EMEA (1)	34,122	34,490	110,938	109,746
APAC (1)	20,869	23,088	78,119	83,448
	$96,416	$100,256	$349,047	$361,083

(1) Regions represent North America and South America (Americas); Europe, the Middle East, and Africa (EMEA); and the Asia-Pacific (APAC).

(2) We compare the change in the sales from one period to another period using constant currency disclosure. We present constant currency information to provide a framework for assessing how our underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the exchange rate in effect during the last day of the prior comparable period, rather than the actual exchange rates in effect during the respective periods.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023

Hardware	$62,297	$66,640	$215,265	$234,124
Software	11,588	12,178	44,929	44,448
Service	19,650	20,022	82,233	80,259
Total Sales	$93,535	$98,840	$342,427	$358,831

Hardware as a percentage of total sales	66.6%	67.4%	62.9%	65.2%
Software as a percentage of total sales	12.4%	12.3%	13.1%	12.4%
Service as a percentage of total sales	21.0%	20.3%	24.0%	22.4%

Total Recurring Revenue (3)	$17,077	$17,360	$68,364	$67,497
Recurring revenue as a percentage of total sales	18.3%	17.6%	20.0%	18.8%

(3) Recurring revenue is comprised of hardware service contracts, software maintenance contracts, and subscription based software applications.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$17,274	$18,655	$30,629	$1,075
Purchases of property and equipment	(2,283)	(1,801)	(5,842)	(6,817)
Cash paid for technology development, patents and licenses	(2,536)	(2,106)	(7,358)	(7,177)
Free Cash Flow	12,455	14,748	17,429	(12,919)
Restructuring and other cash payments (1)	3,764	2,665	6,864	14,380
Adjusted Free Cash Flow	$16,219	$17,413	$24,293	$1,461

(1) On February 7, 2023, our Board of Directors approved an integration plan (the “Integration Plan”), which is intended to streamline and simplify operations, particularly around our recent acquisitions and the resulting redundant operations and offerings. The Restructuring and other cash payments primarily consist of severance and related benefits.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF OUTLOOK - GAAP TO NON-GAAP

	Fiscal quarter ending March 31, 2025
	Low	High
GAAP gross margin	54.5%	56.0%
Stock-based compensation	0.5%	0.5%
Non-GAAP gross margin	55.0%	56.5%

	Fiscal quarter ending March 31, 2025
(in thousands)	Low	High
GAAP operating expenses	$45,000	$47,000
Stock-based compensation	(3,300)	(3,300)
Purchase accounting intangible amortization	(1,200)	(1,200)
Restructuring and other costs	(2,000)	(2,000)
Non-GAAP operating expenses	$38,500	$40,500

	Fiscal quarter ending March 31, 2025
	Low	High
GAAP diluted loss per share range	$(0.36)	$(0.16)
Stock-based compensation	0.19	0.19
Purchase accounting intangible amortization	0.06	0.06
Restructuring and other costs	0.11	0.11
Non-GAAP tax adjustments	0.10	0.10
Non-GAAP diluted loss per share	$0.10	$0.30